29X Putnam Floating Rate Income Fund attachment
2/28/05 Annual

77i


New Class B

Inception date Class B  September 7, 2004

12b-1 fees  0.85%

no sales charge


New Class C

Inception date Class C  September 7, 2004

12b-1 fees  1.00%

no sales charge


New Class M

Inception date Class M  September 7, 2004

12b-1 fees  0.40%

Maximum Sales charge  2.00%


New Class R

Inception date Class R  September 7, 2004

12b-1 fees  0.50%

no sales charge